UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Leading Advisory Firm, RiskMetrics, Recommends that Target Shareholders
Vote the GOLD Proxy Card and Elect Bill Ackman and Jim Donald
     NEW YORK, May 19 – Pershing Square Capital Management, L.P. announced today that RiskMetrics Group, the leading independent proxy voting advisory and corporate governance services firm, has recommended that shareholders of Target Corporation (NYSE: TGT) vote Pershing Square’s GOLD proxy card, reject Target’s proposal to reduce the board size to 12, and elect two of the Nominees for Shareholder Choice – Bill Ackman and Jim Donald – to the board of directors of Target at its 2009 Annual Meeting of Shareholders, which is scheduled for May 28, 2009. Furthermore, RiskMetrics recommends stockholders and institutional investors NOT vote the company’s white proxy card.
     RiskMetrics (formerly known as ISS) is a leader among proxy advisory services and a universally recognized independent voice for both retail and institutional investors. Its analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.
     “We are gratified that RiskMetrics, after thoughtful and insightful analysis, has supported our call for change on Target’s board,” said Bill Ackman of Pershing Square. “This is the second report from an independent advisory firm that recommends voting the GOLD proxy card and highlights the strength of the Nominees for Shareholder Choice. Together with the recommendation of PROXY Governance last week, this confirms the clear need for meaningful change on Target’s board.”
     In advance of issuing its report, RiskMetrics met with representatives of both groups and held a special governance forum that allowed each side to make its case. In its report, RiskMetrics described its processes as follows: “[w]hen the dissidents are seeking a minority position on the board...RiskMetrics will require that dissidents prove that change is preferable to the status quo and that the dissident slate will add value to board deliberations by considering the issues from a different viewpoint than the current board members.” Clearly, the Nominees for Shareholder Choice have met their burden of proof in this case.
     In its analysis, RiskMetrics criticizes the Target board’s resistance to change, noting specifically that “[r]esistance to change is part of the human condition. If we are psychologically programmed to hold fast to the ideas in which we have made substantial investments, perhaps, in the words of Target founder Ken Dayton, after a certain period of time, [an] organization would be better off with fresh, new ideas” that challenge the status quo.”
     RiskMetrics also questions whether “the company has successfully enacted strategies to succeed in all economic climates, a crucial prerequisite to building sustainable, long-term shareholder value,” and concludes that, in its opinion, “given the atypical strategies of the company with respect to credit cards and real estate, the board would benefit from new blood with the specific skill sets and incentives to ensure that the company is able to quickly capitalize on future opportunities.”

     In recommending against Target’s proposal to reduce the number of directors to 12, RiskMetrics notes that “[b]y rejecting a decrease in the size of the board, Target shareholders will ensure that at least one dissident nominee is elected to the board. Based on the qualifications and skill sets of the dissident nominees, we believe that the incremental addition of any one of the dissidents to the board likely would add value.”
     In recommending the election of Bill Ackman, RiskMetrics commends his reputation for “thoughtful analysis and alpha generation” and concludes that Target shareholders could reasonably expect Bill to add value to the board in the following key areas:
•	Real Estate: “as head of the fund that has clearly spent an enormous amount of time and effort on generating a real estate proposal for the company, to provide a fresh and informed alternative point of view with respect to the company’s real estate strategy.”

•	Credit Cards: “as head of the fund that previously helped to convince the company to partially divest its credit card portfolio, to provide a fresh and informed alternative viewpoint on the company’s credit card strategy.”

•	Corporate Governance: “based on his frequent invocations of corporate governance precepts during this proxy fight, and on his significant stake as a shareholder, to help ensure that the key goals of good corporate governance – accountability to shareholders and oversight of management – would be met.”
     In recommending the election of Jim Donald, RiskMetrics notes that Jim’s retail food experience “would likely prove valuable for a company that is seeking to expand its fresh food offerings.” RiskMetrics further notes that even opponents of the Nominees for Shareholder Choice acknowledge that Jim is a ‘“highly regarded operator in [the grocery] field.”
     RiskMetrics also rejected, one by one, the principal arguments that the Target board has used against the Nominees for Shareholder Choice:
•	On Pershing Square’s so-called “risky” real estate agenda: “We note that (i) a small minority number of dissident directors will be incapable of effecting any real estate transaction, (ii) depending on market conditions and the specific facts and circumstances, a real estate transaction in theory could create both short- and long-term value, and (iii) Ackman has publicly committed to not support a transaction that would threaten Target’s credit rating.”

•	On the importance of a “shareholder watchdog” and nominee independence: “We note that (i) many investors take comfort in electing a “shareholder watchdog” to the board, (ii) absent evidence to the contrary, a long investor’s interests are typically aligned with its fellow shareholders, (iii) there is no evidence that the dissident nominees other than Ackman are not independent of Pershing, (iv) all directors are subject to the duty of loyalty and are subject to legal liability for breaches of such duty, (v) proxy access, which is widely expected to be enacted by the new administration, would routinely present shareholders with shareholder nominated candidates.”

•	On the assertion that election of dissidents would create disruption on the Target board: “We note that (i) the dissidents are more financially incentivized than virtually any other party to ensure the company succeeds, (ii) Pershing has no track record of disruption.”

•	On the assertion that the dissidents don’t have a specific plan: “We note that (i) RiskMetrics does not require a detailed plan for dissidents who are merely seeking minority representation, as sometimes new blood and a different perspective can add value to an underperforming board, (ii) as outsiders, it’s a significant challenge for dissidents to create a detailed plan, (iii) new directors nominated by the company are not asked to present a specific plan prior to joining the board.”

•	On the significance of shareholder representation on Target’s board: “It would be curious to justify full support for a board that oversaw the short-term value destruction that allegedly led to the proxy fight. Pershing has invested over $1 billion, and dissident nominee Ackman has invested a significant amount of his personal funds, in Target. Moreover, Pershing has expended significant sums developing detailed proposals with respect to the company’s credit card and real estate strategies, as well as spending on the proxy fight itself. Fellow shareholders have been able to “free ride” on the work done by Pershing and through the efforts of Pershing have been presented with an opportunity that is denied most investors — a choice at the ballot box.”
     “It is also gratifying that RiskMetrics took special note of what this election is and is not about,” added Mr. Ackman.
•	On why board change is warranted: RiskMetrics has specifically noted that this election is about “whether the board can be improved... the willingness and expertise to examine all prudent strategic alternatives... the ability of the board to remain emotionally unattached to previous decisions when a change in course may be warranted... the aligning the incentives of the board and shareholders...[and] the ability of the owners of the corporation to influence the makeup of the board.” In doing so, RiskMetrics rejected a number of assertions by the Target board which we believe are designed to mislead shareholders, including Target’s assertions that this election was about “implementing Pershing’s ‘risky’ real estate scheme” and about “Ackman’s use of derivatives.”
     Pershing Square also commented on the recommendation by a fourth proxy advisory firm, Glass Lewis & Co. Mr. Ackman stated, “while Glass Lewis did not recommend our nominees, we are pleased that Glass Lewis agrees with our view that Target has a number of deficiencies in its corporate governance practice.” In particular, Glass Lewis notes in its report that incumbent director James Johnson served as chairman of the compensation committee in fiscal year 2007 and 2008, during which time Target paid more compensation to its top executives but performed worse than its peers. Glass Lewis also notes that incumbent director Anne Mulcahy is serving as chairman and CEO of Xerox Corporation and as director on three other public company boards, including Target. Glass Lewis concludes that “the time commitment required by this number of board memberships may preclude Ms. Mulcahy from fulfilling her responsibilities to [Target’s] shareholders, as well as the shareholders of Xerox Corporation.” However, due to the classified nature of Target’s board, Glass Lewis notes that “shareholders are unable to hold the noted individuals accountable for the issues discussed.”
     “It is time for fresh perspectives and shareholder representation on Target’s board. We are confident that the Nominees for Shareholder Choice possess the knowledge, experience and leadership to invigorate the boardroom, to respond to shareholder concerns, and to ensure effective oversight of the company’s strategic decisions. We urge you to follow the recommendations of RiskMetrics and Proxy Governance and vote the GOLD proxy card.”
Vote Now – Vote Today
     The date of Target’s Annual Meeting is fast approaching. We urge Target shareholders to sign, date and return the GOLD proxy card as soon as possible and vote FOR the Nominees for Shareholder Choice. If you have already voted on the white proxy card, you can change your vote by submitting a later dated GOLD proxy card. For more information on how to vote, as well as other proxy materials, please visit www.TGTtownhall.com.

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About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is an SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading – buying and selling – securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.

Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.
Contact:
Pershing Square Capital Management, L.P.
William A. Ackman, 212-813-3700